Exhibit 99.1

AMRI Announces Executive Leadership Changes

Thomas E. D’Ambra, Ph.D. to Retire as President and CEO; to be Named Chairman of the Board

Current Chairman of the Board William S. Marth to Succeed Dr. D’Ambra
Effective January 1, 2014

Albany, NY (September 9, 2013) — Albany Molecular Research, Inc. (NASDAQ: AMRI), a leading global contract research and manufacturing organization, announced that Thomas E. D’Ambra, Ph.D. will retire as President and Chief Executive Officer of the Company, effective December 31, 2013. Dr. D’Ambra will be named the Company’s non-executive Chairman of the Board of Directors on the same date.

Dr. D’Ambra will be succeeded as President and CEO by Mr. William S. Marth, currently non-executive Chairman of the AMRI Board, effective January 1, 2014. Mr. Marth will remain a member of the Company’s Board of Directors.

Dr. D’Ambra, AMRI’s founder, commented, “I am very proud of what AMRI has accomplished since my founding of the Company over 22 years ago. We have achieved a track record of success in providing customers with a full range of high quality services together with informed decision-making, enhanced efficiency and more successful outcomes at all stages of the drug development process. With forecasted revenue approaching $250 million in 2013 and more than 1,300 employees worldwide, our business today supports more than 100 clinical and commercial programs for over 300 companies and shows great promise for the future.”

“I have been fortunate to have worked with a large number of current and former colleagues who have helped create and grow this wonderful organization and believe that market dynamics and the evolving business climate favor the continued growth of strategic outsourcing,” continued Dr. D’Ambra. “It is the right time for me to turn over the reins to a new leader and I am truly excited that Bill Marth will be leading the organization, particularly at this stage in the company’s evolution. Under Bill’s leadership I am confident the long term growth prospects for AMRI are bright and I look forward to working with and supporting Bill and the leadership team by re-assuming my role as Chairman.”

Mr. Marth commented, “I am very pleased to accept the role of President and Chief Executive Officer at AMRI during this exciting time. Dr. D’Ambra and his leadership team have built a very successful company and I look forward to continuing that tradition of success by executing on the current strategies, as well as identifying new opportunities to further build value for AMRI shareholders, employees and customers.”

Mr. Kevin O’Connor, on behalf of the AMRI Board of Directors commented, “We are very pleased to announce that Bill Marth will succeed Tom as President and Chief Executive Officer of AMRI. Bill led the Americas division of Teva through a period of unprecedented growth from a $400 million business to a $12 billion business and presided over 10 major acquisitions during his tenure. He is uniquely qualified at executing strategic initiatives that have transformed businesses during periods of growth and change. We see significant long-term growth opportunities due to ongoing industry changes and increased outsourcing of high value pharmaceutical services. AMRI is at a unique inflection point in its life cycle and we look forward to Bill applying his knowledge and expertise to help AMRI achieve new levels of growth.”

Mr. O’Connor continued, “On behalf of the AMRI Board of Directors, I’d like to thank Tom for his vision and leadership over the years. AMRI has demonstrated its adaptability as pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. Tom has been instrumental in successfully positioning AMRI as a leader in providing high quality outsourcing services to the industry, an area of focus that has tremendous promise in the future. Continuing their effective partnership, Tom will be working with Bill to ensure a seamless transition of day-to-day activities and we look forward to Tom re-assuming his role as Chairman of the Board, as AMRI will continue to benefit from his vast industry expertise.”

Mr. Marth joined AMRI as a member of the Board of Directors in June 2012. Mr. Marth was formerly President and Chief Executive Officer of Teva Americas, retiring from Teva in 2012. He serves as a senior advisor to Teva through the end of 2013. He had previously served as President and Chief Executive Officer of Teva North America from January 2008 to June 2010 and prior to that as President and Chief Executive Officer of Teva USA. He was previously Executive Vice President and Vice President of Sales and Marketing for Teva USA.

Mr. Marth played a significant role in establishing Teva as a leading Specialty Pharmaceutical company and being ultimately recognized as the worldwide No. 1 producer of generic drugs. In his role, he led the respiratory, neuroscience, oncology and women’s healthcare divisions, as well as Latin America and Canada. He was a member of Teva’s global executive management team and Teva Americas’ board of directors from 2007 until 2013. He brings to this role global experience in strategic planning, investor relations, R&D, supply chain and regulatory. He was the architect of the $6.8 billion Cephalon and $7.4 billion Barr Laboratories acquisitions. Prior to joining Teva USA, he held various positions with the Apothecon division of Bristol-Myers Squibb.

Mr. Marth earned his B.Sc. in Pharmacy from the University of Illinois in 1977 and his M.B.A. in 1989 from the Keller Graduate School of Management, DeVry University. He is a licensed pharmacist and serves on various other boards and committees, including The University of the Sciences in Philadelphia and the Board of Ambassadors for John Hopkins’ Project RESTORE. In addition, Mr. Marth served as the Chairman of the Board of the Generic Pharmaceutical Association (GPhA) in 2008 and 2009 and the American Society for Health-System Pharmacists (ASHP) in 2010.

Conference Call

AMRI will hold a conference call at 8:30 a.m. ET on Monday, September 9, 2013 to discuss executive transition matters.  During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-481-2844 (domestic calls) or 719-325-2491 (international calls) at 8:20 a.m. ET and entering pass code 6898708. The audio webcast will be available live via the Internet and can be accessed on the company’s website at www.amriglobal.com. Replays of the audio webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development and manufacturing services. For over 21 years, AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Contacts

Investors: Michael Nolan, AMRI Chief Financial Officer, 518-512-2261
Media: Gina Monari, AMRI Communications, 518-512-2512